Exhibit 10.7

International CuMo Mining Corp., August 29th, 2022

MINESENSE AMENABILITY

TEST PROPOSAL

for

CUMO MINE

1. PURPOSE AND SCOPE OF ACTIVITIES	2
2. PROGRAM OVERVIEW	3
2.1. Phase 1: Project Definition and Value Estimation	3
2.2. Phase 2: Amenability Testing	3
3. PRICING AND VALIDITY OF THE OFFER	5
4. OTHER TERMS AND CONDITIONS	5
4.1. Confidentiality	5
4.2. Governing Law (Jurisdiction)	5
4.3. Waiver of Liability	6
4.4. Term and Termination	6
4.5. General	6
Schedule 1 – MineSense Early Engagement Information Request	8

International CuMo Mining Corp., August 29th, 2022

This document forms the basis for our proposal and is made this 12th day of August 2022 (The “Effective Date”) by and between:

International CuMo Mining Corp. (“ICMC”), an Idaho corporation, having business at PO Box 1623 Boise, ID USA 83701

And

MineSense™ Technologies Ltd., 100-8365 Ontario Street Vancouver, BC, Canada, V5X 3E8 (MineSense)

MineSense Technologies Ltd. is a Canadian, British Columbia-based technology company that has developed advanced and proprietary sensor technology, software and task specific algorithms that are able to enhance the waste handling, ore extraction and recovery processes of a mining operation.

Specifically, the MineSense System can help the ICMC Mine to:

☐	Improve the economics of mining low-grade ores.

☐	Identify barren waste within valuable ore and confirm ore grade material from waste at an early stage of the mining process.

☐	Employ a combination of sensor technology that measure and reports the grade of ore in real time.

☐	Integrate with material handling equipment such as shovels, scoops, belt conveyors, feeders and chutes.

☐	Integrate with any Fleet Management System for automated dispatch and truck-routing.

☐	Facilitate operational control and decision making aimed at maximizing resource conversion and metal recovery.

☐	Provide a real time means to blend and preconcentrate materials against the site’s unique requirements.

(Hereinafter each being a “Party” and, collectively, being the “Parties”)

1.	PURPOSE AND SCOPE OF ACTIVITIES

The purpose of this Proposal is to set out in broad terms the process the Parties agree to follow as part of a multi-phased Program. Prior to receipt of this Proposal the Parties have executed a NonDisclosure Agreement (NDA). The desired outcome of this proposal is to complete a successful Amenability Test on core samples from ICMC Mine.

The Parties agree to work collaboratively to align and confirm the scope, roles, and responsibilities of each Party within the Program against each of the following 2 Phases:

☐	Phase 1: Value Estimation and Key Drivers

☐	Phase 2: Amenability Testing

The goal of the phases of this proposal is to begin to prove that the MineSense ShovelSense System will provide value to the ICMC Mine. As a general statement, individual costs for the assessment will be covered by each party.

International CuMo Mining Corp., August 29th, 2022

At the completion of the amenability testing phase (with the deliverable being the Amenability Test Report), the Parties will acknowledge and report the acceptance of the deliverable associated with that Phase. After the delivery of the Amenability Test report, the parties will meet to determine if it is agreeable to move to the next step, which is typically a ShovelSense Trial.

The pricing attributed to the Amenability Testing is identified in section 3 of this document.

2.	PROGRAM OVERVIEW

2.1.	Phase 1: Project Definition and Value Estimation

During this phase, the Parties conducted initial discussions to identify the key value drivers and value generation potential. Technical personnel from both Parties discussed the geology, mining methods, ore / waste dilution, and processing constraints. A key outcome of these discussions was to define the target use case for a Sample Plan to be developed for the Amenability Test. The MineSense list of questions used to support the development of a Sample Plan is included in Schedule 1 and was worked on by the Parties during various meetings.

As part of that process, based upon a review of publicly available information, MineSense created a value model which determined that the installation of ShovelSense on all shovels used in production at ICMC Mine may produce an increase in revenue, which will be presented to ICMC. During the process of information sharing described in this proposal, MineSense reviewed the data used to create the value model and updated it with information provided by ICMC personnel. The latest version of the value model will be reviewed by the parties for accuracy.

2.2.	Phase 2: Amenability Testing

The amenability test and amenability test report provided during this phase are intended only to demonstrate the ability of the ShovelSense system to measure the key ore quality characteristics including grade(s) and impurities The MineSense Amenability test is used to begin the calibration process and is expected to take 8 weeks after receipt of the ICMC samples. Responsibilities for this phase will be as follows:

ICMC

1)	Participate in a one-hour Amenability Test planning meeting date to be defined once this agreement is signed by both parties.

2)	Collect the number of agreed upon core samples and place samples in 220-liter drums date to be defined prior to proceeding with sample collection.

3)	Ship drums to MineSense laboratory in Vancouver, BC by November 28, 2022.

MineSense

1)	Participate in the one-hour meeting mentioned in point 1 of the ICMC responsibility section above.

2)	Wait for samples to arrive. 3) Test samples as follows:

The samples will be assessed by the MineSense Geoscience Team and include passing the material through an Amenability Test Machine, or ATM. The material is lifted and tipped, allowing it to flow by the sensors in a manner that simulates a shovel bucket being loaded. The process is repeated for each sample several times to demonstrate repeatability. When all the samples are processed through the ATM, they are sub-sampled and sent to an external lab for analysis. An initial calibration model is developed, noting that the sample size is relatively small and, by definition, the samples will have more variation than planning models.

International CuMo Mining Corp., August 29th, 2022

During this Phase:

●	Geologist/mining engineers meet to prepare and confirm the Sample Plan.

●	The mine site will send approximately 12 ore samples (the final number of samples will be determined in the Amenability Test planning meeting) in 220-litre (55 gallon) drums, or equivalent, to MineSense Vancouver with material Safety Data Sheet (SDS) information on each drum included.

●	Each of the samples will be run through the MineSense testing equipment.

●	The samples will be sub-sampled and sent to an external lab for assay.

●	Assays from these samples will be used to develop preliminary correlations and calibration.

●	At the completion of this Phase, MineSense will deliver a report that conveys the results and suitability of the System against the ore samples provided by the mine site within 8 weeks of the samples arriving in the MineSense Lab in Vancouver.

International CuMo Mining Corp., August 29th, 2022

3.	PRICING AND VALIDITY OF THE OFFER

This proposal is submitted on August 29th, 2022, and is valid for 30 days. After this deadline, this document must be reviewed and validated again.

PHASE 1: VALUE ESTIMATION AND IDENTIFICATION OF KEY DRIVERS	No charge
PHASE 2: AMENABILITY TESTING (up to twelve samples)	USD$50,000

At the completion of this Phase, the Parties will acknowledge and report the acceptance of the deliverables associated with that Phase. It is expected that both Parties will collaborate in good faith towards the definitions of acceptable correlations and acceptable performance. It is acknowledged that for Amenability Testing the sample suite is limited and even deliberately diverse to demonstrate the capability of the sensors. It is further acknowledged that sampling quality is an important consideration during the Phase.

Upon signing this Proposal, the Parties agree to enter the Program described herein to undertake the Amenability Test at ICMC Mine. The pricing for the Amenability Test is above.

Every signature in counterpart by way of facsimile shall be deemed to be the signature of the person whose signature it reproduces and shall be binding upon the party on behalf of the person has affixed their signature.

4.	OTHER TERMS AND CONDITIONS

4.1.	Confidentiality

The Parties have entered a standalone, mutually respectful, Non-Disclosure Agreement (“NDA”).

4.2.	Governing Law (Jurisdiction)

This Proposal shall be governed by and construed in accordance with laws of the Province of British Columbia and by the laws of Canada applicable therein, excluding any rules pertaining to the conflict of laws which would result in the application of any other law.

International CuMo Mining Corp., August 29th, 2022

4.3.	Waiver of Liability

Both Parties acknowledge that this Proposal represents an expression of intent in relation to a potential business arrangement and no warranty of service or future agreement is provided by this Proposal. This Proposal does not constitute an agreement to enter any business arrangement post Phase 3, Site Trial, and except for the rights and obligations contained in sections 2, 3, and 4 herein, each Party waives all claims against the other Party regarding their performance under this Proposal. This waiver does not apply to any other contracted work between the Parties.

4.4.	Term and Termination

This AGREEMENT shall remain in effect until the earlier of:

a)	The agreed duration of the Phase unless both parties agree in writing to extend the end date of this Proposal.

b)	Either Party becomes bankrupt or insolvent or commits an act of bankruptcy; or a Party makes an assignment for the general benefit of its creditors; or a Party is unable, or has admitted that it is unable, to pay its debts generally as they become due; or if a Party has a trustee, liquidator, receiver or interim receiver appointed in respect of its property or any part thereof.

c)	Both Parties mutually agree to terminate this project.

Termination of this Proposal be it actual, implied, constructive, or otherwise will not affect the confidentiality, non-disclosure and non-use obligations contained in the NDA, and such obligations will survive termination of the Proposal.

4.5.	General

This AGREEMENT is not intended to constitute, create, give effect to, or otherwise recognize a joint venture, partnership, or formal business entity of any kind. ICMC Mine and MineSense shall always remain as independent entities. Neither Party has any authority to make contracts on behalf of or in any way bind the other Party toward third parties.

Disputes arising between the Parties shall be resolved through amicable negotiations in a spirit of mutual understanding and collaboration. The Parties agree that, before submitting a dispute to arbitration, they shall submit such dispute to the management board of each Party for resolution. If no solution can be reached, the matter shall be referred to binding arbitration as follows:

i) the British Columbia International Commercial Arbitration Centre, Domestic Commercial Arbitration Rules (“BCICA Rules”) shall apply, and arbitration may be commenced by either Party providing notice of arbitration to the other Party in accordance with BCICA Rules. ii) the seat and place of arbitration shall be Vancouver, British Columbia and the proceedings shall be conducted in English.

iii) the arbitral tribunal shall be composed of a single arbitrator appointed in accordance with the BCICA Rules; and

iv) no arbitrator shall be an officer, servant, employee or agent, or former officer, servant, employee, or agent of or have any material interest in the business of or in any Party or any affiliate of any Party.

This Proposal may be signed and accepted in counterparts and transmitted by facsimile. Every signature in counterpart by way of facsimile shall be deemed to be the signature of the person whose signature it reproduces and shall be binding upon the party on behalf of the person has affixed their signature.

International CuMo Mining Corp., August 29th, 2022

IN WITNESS WHEREOF the Parties have caused this AGREEMENT to be executed in their respective names by their duly authorized representatives.

International CuMo Mining Corp.	MineSense Technologies Ltd.

Signature	Signature

Name	Name

Title	Title

Dated	Dated

International CuMo Mining Corp., August 29th, 2022

Schedule 1 – MineSense Early Engagement Information Request

The early engagement process included gathering of information from ICMC Specifically, it allows a better understanding of operational and geological conditions at the ICMC mine so that ongoing discussions about the deployment of MineSense technology can be most efficient.

Early amenability test work on run-of-mine material by MineSense in their Vancouver lab is intended to be a relatively simple process that informs the direction of future trial work. In this context, it is important to get the first steps correct and acquire the appropriate range of samples. Inappropriate selection of samples may generate data that is inconclusive or not fit for purpose.

In general, MineSense aims to acquire run-of-mine material samples capturing the range of grade and geological variability from waste through low- and high-grade quality ore. Analyzing only ‘average’ or ‘representative’ material downplays any heterogeneity and variability that might be present. Variability (e.g., ore in waste blocks, waste in ore blocks) is one aspect that MineSense aims to allow exploitation of for their clients.

Accordingly, MineSense respectfully requests the following information, and will review the data sent by ICMC that the mine sees as relevant. Iterative conversations and data sharing are expected, and preference is to exchange information in small batches as it becomes available instead of delaying delivery until all pieces have been found and assembled. The majority of these questions either have been asked and answered or will be discussed during the Amenability Report presentation which will be scheduled after the completion of the Amenability Test.

Descriptions of key challenges the mine is facing:

1.	Operational Challenges

a.	Are there specific bottlenecks to be alleviated?

b.	Are changes in support scale from modelling to mining introducing significant uncertainty?

c.	Is material classification and delineation after blasting difficult to carry out accurately?

2.	Metallurgical Challenges

a.	Is the ore quality highly variable?

b.	Are there significant deleterious minerals and elements?

c.	Are there significant secondary valuable minerals and metals?

3.	Geological Challenges

a.	What are the degrees of ore loss and dilution?

b.	Is there increasing uncertainty in resource models?

c.	Are structural settings and lithological characteristics highly variable?

International CuMo Mining Corp., August 29th, 2022

Information on reserve and resource calculation(s):

4.	What methodologies were used for reserve and resource calculation, including changes in approaches through time?

5.	What are the calculation results, ideally in accordance with JORC or NI 43-101 reporting guidelines?

6.	What are the block sizes, drill spacings, grade distributions, geological continuity, etc.?

Descriptions of ore deposit

7.	Can the mine supply material classification tables be used in grade control?

8.	Generally, how sharp are the transitions between ore and waste zones?

9.	What are the lithological descriptions used at the mine, from resource geology and exploration geology groups?

10.	What are the geo-metallurgical characteristics of the ore bodies?

11.	What are the structural settings and mineralization conditions, especially in the context of orientation to mine plans?

12.	Are there specific analogous deposits where complementary information may be sourced? Mining fleet and operations:

13.	What are the annual production numbers for the mine, including any relevant and specific subdivisions, such as individual pits or ore types?

14.	What are the sizes, tonnage capacities and configurations of excavating and haulage equipment?

a.	Are the excavating and haulage equipment working at full capacity?

b.	Does the mine have a fleet management system? If so, which system(s)?

c.	For above ground equipment, how many loading machines have High Precision GPS implemented?

15.	How is grade control performed post-blasting?

a.	What are the primary characteristics/factors considered by grade control personnel when deciding on the destination of blasted material?

b.	Do grade control personnel use any form of demarcation, such as flagging, to guide digging?

16.	How are conveyors used for material management and handling prior to comminution?

International CuMo Mining Corp., August 29th, 2022

17.	Are stockpiles used?

a.	If so, what are the typical grade and metallurgical characteristics of each stockpile?

b.	If so, are conveyors used for stockpile management?

c.	If so, how are conveyors used for stockpile management?

18.	What crushing and grinding infrastructure is employed?

19.	Is there other sensing and sorting equipment already deployed or being considered?

20.	Is there a Wi-Fi network on site and what are the security policies we need to follow for our system to connect to this network?

Energy and greenhouse gas emission related aspects (if available):

21.	Are there specific ‘hard’ and ’soft’ ores?

22.	Are ranges of energy intensities per tonne of ore processed available in the context of comminution?

23.	What are the energy sources used for mobile and fixed equipment?

Assistance with gathering information for the development of application package needed to install the ShovelSense system on the ICMC shovel.

24.	Identification of specific shovel (manufacturer, model and serial number) to be used for trial.

25.	Install a vibration measuring tool in the shovel to be used.

26.	Record bucket dimensions as instructed by MineSense.

27.	Take photos of the bucket as instructed by MineSense.

28.	Record videos of the bucket in motion including full forward and backward tilt.

29.	Record videos of the bucket while digging, with depth paint marks painted on the bucket.

30.	Create a 3D model of the heaped profile of the material during the digging.

31.	Confirm bucket capacity.

32.	Confirm power source on the shovel.